Exhibit 99.1

PondelWilkinson Inc.
21700 Oxnard Street, Suite 1840
Woodland Hills, CA 91367

Investor Relations	T	(310) 279 5980
Strategic Public Relations	F	(310) 279 5988
	W	www.pondel.com

	CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
NEWS		(951) 739-6200
RELEASE
Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2019 SECOND QUARTER
FINANCIAL RESULTS

— Second Quarter Net Sales rise 8.7 percent to $1.10 billion —

— Second Quarter Net Income increases 8.3 percent to $292.5 million —

— Second Quarter Net Income per diluted share increases 11.9 percent to $0.53 per share —

Corona, CA — August 7, 2019 — Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and six-months ended June 30, 2019.

Second Quarter Results

Net sales for the 2019 second quarter increased 8.7 percent to $1.10 billion from $1.02 billion in the same period last year.  Gross sales for the 2019 second quarter increased 8.0 percent to $1.29 billion from $1.19 billion in the same period last year.  Net changes in foreign currency exchange rates had an unfavorable impact on net and gross sales for the 2019 second quarter of $25.9 million and $30.7 million, respectively.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks and Reign Total Body FuelTM high performance energy drinks, increased 9.6 percent to $1.02 billion for the 2019 second quarter, from $929.4 million for the 2018 second quarter.  Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $22.1 million for the 2019 second quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, decreased 0.8 percent to $79.1 million for the 2019 second quarter, from $79.8 million in the 2018 second

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quarter.  Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of $3.8 million for the 2019 second quarter.

Net sales for the Company’s Other segment, which includes certain products of American Fruits and Flavors sold to independent third parties (the “AFF Third-Party Products”), were $5.8 million for the 2019 second quarter, compared with $6.6 million in the 2018 second quarter.

Net sales to customers outside the United States increased 16.8 percent to $343.3 million in the 2019 second quarter, from $293.8 million in the 2018 second quarter. Such sales were approximately 31 percent of total net sales in the 2019 second quarter, compared with 29 percent in the 2018 second quarter.

Gross profit, as a percentage of net sales, for the 2019 second quarter was 59.9 percent, compared with 61.1 percent in the 2018 second quarter.  For the 2019 second quarter, gross profit as a percentage of net sales was positively affected by increased sales prices of our products sold in the United States and Canada, as well as by reduced aluminum costs.  The decrease in gross profit as a percentage of net sales was primarily attributable to geographical and product sales mix as well as increases in certain other input costs.

Operating expenses for the 2019 second quarter were $282.3 million, compared with $262.6 million in the 2018 second quarter. Operating expenses included distributor termination expenses of $0.3 million for the 2019 second quarter, compared with $5.5 million in the 2018 second quarter.

Distribution costs as a percentage of net sales were 3.4 percent for the 2019 second quarter, compared with 3.7 percent in the 2018 second quarter.

Selling expenses as a percentage of net sales for the 2019 second quarter were 11.2 percent, compared with 11.4 percent in the 2018 second quarter.

General and administrative expenses for the 2019 second quarter were $120.8 million, or 10.9 percent of net sales, compared with $108.4 million, or 10.7 percent of net sales, for the 2018 second quarter.  Stock-based compensation (a non-cash item) was $15.6 million for the second quarter of 2019, compared with $14.9 million in the 2018 second quarter.

Operating income for the 2019 second quarter increased to $379.0 million from $357.6 million in the 2018 second quarter.

The effective tax rate for the 2019 second quarter was 23.4 percent, compared with 24.6 percent in the 2018 second quarter. The decrease in the effective tax rate was primarily due to the increase in profits earned by certain foreign subsidiaries in lower tax jurisdictions than the United States.

Net income for the 2019 second quarter increased 8.3 percent to $292.5 million from $270.1 million in the 2018 second quarter.  Net income per diluted share for the 2019 second quarter increased 11.9 percent to $0.53 from $0.48 in the second quarter of 2018.

Rodney C. Sacks, Chairman and Chief Executive Officer, said: “We are pleased to report record gross and net sales in the 2019 second quarter, driven by our Reign Total Body Fuel™ high performance energy drinks, which we launched in the first quarter, as well as growth in our Monster Energy® brand energy drinks both domestically and internationally.

“Our Monster Energy® brand energy drinks were launched in a number of new countries during the quarter in the Middle East, Latin America and the Caribbean.

“Later this year we are planning to introduce a number of new Monster Energy® brand energy drinks in the United States and in various international markets.

“We also launched Predator®, our affordable energy brand in a number of additional international markets during the second quarter, with plans for further launches of Predator® later this year,” Sacks added.

2019 Six-Months Results

Net sales for the six-months ended June 30, 2019 increased 9.8 percent to $2.05 billion from $1.87 billion in the comparable period last year.  Gross sales for the six-months ended June 30, 2019 increased 8.9 percent to $2.38 billion from $2.18 billion in the comparable period last year.

Net changes in foreign currency exchange rates had an unfavorable impact on net and gross sales for the six-months ended June 30, 2019 of $47.9 million and $56.6 million, respectively.

Gross profit, as a percentage of net sales, for the six-months ended June 30, 2019 was 60.2 percent, compared with 60.8 percent in the comparable period last year.

Operating expenses for the six-months ended June 30, 2019 were $544.4 million, compared with $498.0 million in the comparable period last year.

Operating income for the six-months ended June 30, 2019 increased to $690.5 million from $637.5 million in the comparable period last year.

Net income for the six-months ended June 30, 2019 increased 13.9 percent to $554.0 million from $486.2 million in the comparable period last year.  Net income per diluted share for the six-months ended June 30, 2019 increased 18.5 percent to $1.01 from $0.85 in the comparable period last year. The effective tax rate was 20.4 percent for the six-months ended June 30, 2019, versus 24.0 percent for the comparable period last year.

Share Repurchase Program

No shares of the Company’s common stock were repurchased during the 2019 second quarter. As of August 7, 2019, approximately $20.6 million and $500.0 million remained available for repurchase under the August 2018 and February 2019 repurchase programs, respectively.

Investor Conference Call

The Company will host an investor conference call today, August 7, 2019, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster MAXX® maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Caffé Monster® non-carbonated energy coffee drinks, Monster Rehab® non-carbonated energy drinks, Muscle Monster® energy shakes, Monster

Hydro® energy drinks, Reign Total Body Fuel™ high performance energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks and Predator® energy drinks.  For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

The following table reconciles the non-GAAP financial measure of gross sales with the most directly comparable GAAP financial measure of net sales (in thousands):

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2019	2018	2019	2018
Gross sales, net of discounts and returns	$1,286,436	$1,191,251	$2,376,862	$2,181,890
Less: Promotional and other allowances	182,391	175,378	326,825	315,097
Net Sales	$1,104,045	$1,015,873	$2,050,037	$1,866,793

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: our ability to recognize benefits from The Coca-Cola Company (TCCC) transaction and the American Fruits and Flavors transaction; our extensive commercial arrangements with TCCC and, as a result, our future performance is substantially dependent on the success of our relationship with TCCC; the impact of TCCC bottlers distributing Coca-Cola brand energy drinks; the impact on our business of trademark and trade dress infringement proceedings brought against us relating to our Reign Total Body Fuel™ brand high performance energy drinks; our ability to introduce and increase sales of both existing and new products; our ability to implement the share repurchase programs; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; adverse publicity surrounding obesity and health concerns related to our products, water usage, environmental impact, human rights and labor and workplace laws; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2018. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND SIX-MONTHS ENDED JUNE 30, 2019 AND 2018

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Net sales(1)	$1,104,045	$1,015,873	$2,050,037	$1,866,793

Cost of sales	442,762	395,615	815,221	731,279

Gross profit(1)	661,283	620,258	1,234,816	1,135,514
Gross profit as a percentage of net sales	59.9%	61.1%	60.2%	60.8%

Operating expenses(2)	282,293	262,637	544,364	497,979
Operating expenses as a percentage of net sales	25.6%	25.9%	26.6%	26.7%

Operating income(1),(2)	378,990	357,621	690,452	637,535
Operating income as a percentage of net sales	34.3%	35.2%	33.7%	34.2%

Interest and other income, net	2,973	476	5,714	2,281

Income before provision for income taxes(1),(2)	381,963	358,097	696,166	639,816

Provision for income taxes	89,490	87,981	142,208	153,651
Income taxes as a percentage of income before taxes	23.4%	24.6%	20.4%	24.0%

Net income(1),(2)	$292,473	$270,116	$553,958	$486,165
Net income as a percentage of net sales	26.5%	26.6%	27.0%	26.0%

Net income per common share:
Basic	$0.54	$0.48	$1.02	$0.86
Diluted	$0.53	$0.48	$1.01	$0.85

Weighted average number of shares of common stock and common stock equivalents:
Basic	544,156	559,867	543,466	562,917
Diluted	548,218	566,352	548,299	570,231

Case sales (in thousands) (in 192-ounce case equivalents)	119,595	110,057	220,879	202,372
Average net sales per case(3)	$9.18	$9.17	$9.23	$9.17

(1)Includes $10.6 million and $11.0 million for the three-months ended June 30, 2019 and 2018, respectively, related to the recognition of deferred revenue. Includes $24.8 million and $22.2 million for the six-months ended June 30, 2019 and 2018, respectively, related to the recognition of deferred revenue.

(2)Includes $0.3 million and $5.5 million for the three-months ended June 30, 2019 and 2018, respectively, related to distributor termination costs. Includes $11.0 million and $12.5 million for the six-months ended June 30, 2019 and 2018, respectively, related to distributor termination costs.

(3)Excludes Other segment net sales of $5.8 million and $6.6 million for the three-months ended June 30, 2019 and 2018, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents. Excludes Other segment net sales of $11.1 million and $11.3 million for the six-months ended June 30, 2019 and 2018, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2019 AND DECEMBER 31, 2018

(In Thousands, Except Par Value) (Unaudited)

	June 30, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$888,247	$637,513
Short-term investments	357,988	320,650
Accounts receivable, net	688,197	484,562
Inventories	299,529	277,705
Prepaid expenses and other current assets	58,477	44,909
Prepaid income taxes	34,330	38,831
Total current assets	2,326,768	1,804,170

INVESTMENTS	7,006	—
PROPERTY AND EQUIPMENT, net	240,165	243,051
DEFERRED INCOME TAXES	85,148	85,687
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,045,810	1,045,878
OTHER ASSETS	47,792	16,462
Total Assets	$5,084,332	$4,526,891

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$292,627	$248,760
Accrued liabilities	124,659	112,507
Accrued promotional allowances	199,324	145,741
Accrued distributor terminations	427	—
Deferred revenue	43,839	44,045
Accrued compensation	29,445	39,903
Income taxes payable	15,179	10,189
Total current liabilities	705,500	601,145

DEFERRED REVENUE	298,375	312,224

OTHER LIABILITIES	22,871	2,621

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 636,129 shares issued and 544,825 shares outstanding as of June 30, 2019; 630,970 shares issued and 543,676 shares outstanding as of December 31, 2018	3,180	3,155
Additional paid-in capital	4,350,177	4,238,170
Retained earnings	4,468,603	3,914,645
Accumulated other comprehensive loss	(28,756)	(32,864)
Common stock in treasury, at cost; 91,304 and 87,294 shares as of June 30, 2019 and December 31, 2018, respectively	(4,735,618)	(4,512,205)
Total stockholders’ equity	4,057,586	3,610,901
Total Liabilities and Stockholders’ Equity	$5,084,332	$4,526,891